Exhibit 99_A

Exhibit A

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Gordon Gund and Catherine Bird, and each of them, as the true and lawful attorney or attorneys-in-fact, with full power of substitution and revocation, for the undersigned and in the name, place and stead of the undersigned, in any and all capacities, to execute, on behalf of the undersigned, any and all statements or reports under Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”), with respect to the beneficial ownership of Common Stock, par value $0.0001 per share, of Align Technology, Inc., a Delaware corporation, including, without limitation, all statements on Schedule 13G and all amendments thereto and any and all other documents that may be required, from time to time, to be filed with the Securities and Exchange Commission (the “Commission”), to execute any and all amendments or supplements to any such statements or forms and file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting to said attorney or attorneys-in-fact full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney or attorneys-in-fact or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof, the undersigned acknowledges that the foregoing attorneys-in-fact, and each of them, in serving in-such capacity at the request of the undersigned, are not assuming any of the responsibilities of the undersigned to comply with Section 13 of the Exchange Act or any other legal requirement. This Power of Attorney shall remain in effect until revoked in writing by the undersigned.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original with respect to the person executing it.

Dated as of this 1st day of February 2023.

/s/ Grant Gund
Grant Gund, individually, as trustee for the Gordon Gund – Grant Gund #2 Trust, the Grant Gund 1999 Trust, the Gordon Gund - Grant Gund GST Article III Trust, the Gordon Gund - Grant Gund GST Article III-A Trust, the Llura Blair Gund Gift Trust, the Grant Owen Gund Gift Trust, the Kelsey Laidlaw Gund Gift Trust, the 2011 Grant Gund Descendants’ Trust, the Dionis Trust, the Valentine Trust and the Gordon & Llura Gund Foundation and as sole manager of OLK Investments LLC and OLK Brookfield LLC

/s/ G. Zachary Gund
G. Zachary Gund, individually, as trustee for the Gordon Gund – G. Zachary Gund #2 Trust, the Z Coppermine Trust, the Gordon Gund - G. Zachary Gund GST Article III Trust, the Gordon Gund - G. Zachary Gund GST Article III-A Trust, the G. Zachary Gund Descendants’ Trust, the Georgia Swift Gund Gift Trust, the Grant Gund 2017 Remainder Trust, the Dionis Trust, the Valentine Trust and the Gordon & Llura Gund Foundation and as sole manager of GCG Investments LLC

/s/ Gordon Gund
Gordon Gund, individually, as trustee for the Dionis Trust, the Valentine Trust and the Gordon & Llura Gund Foundation and as sole manager of Gund CLAT Investments, LLC

/s/ Alison I. Glover
Alison I. Glover, as trustee for the Llura Blair Gund Gift Trust, the Grant Owen Gund Gift Trust, the Kelsey Laidlaw Gund Gift Trust and the Georgia Swift Gund Gift Trust